Exhibit 99.1

PRESS RELEASE

NRG Announces $1.75 Billion Asset Sale, Unlocking Significant
Shareholder Value; Announces 2023 Investor Day

Leverage Neutral Transaction; Accelerates & Upsizes Share Repurchase Program

HOUSTON—06/01/23—NRG Energy, Inc. (NYSE: NRG) today announced that it has entered into a definitive agreement to sell its 44% equity interest in South Texas Project Electric Generating Station (STP) to Constellation Energy for a purchase price of $1.75 billion, subject to customary purchase price adjustments. The purchase price represents an implied valuation multiple of 11.7x EV/EBITDA and 17.5x Free Cash Flow.

“Today’s announcement is the continuation of our strategy to optimize our portfolio while creating significant shareholder value,” said Mauricio Gutierrez, NRG President and Chief Executive Officer. "The work on this transaction over the last several months will release significant capital to be deployed at value—accelerating and upsizing our current share repurchase program while achieving our balance sheet targets.”

The transaction is targeted to close by the end of 2023, subject to regulatory approvals by the United States Nuclear Regulatory Commission, Hart-Scott-Rodino, and the Public Utility Commission of Texas. Upon closing, the sale exceeds the previously disclosed 2023 asset sale target of $500 million. The sale is expected to be leverage neutral with net cash proceeds, after $500 million of deleveraging, to be used primarily for share repurchases.

STP is a 2,645 MW nuclear facility located about 90 miles southwest of Houston in Bay City, Texas. NRG’s current 44% interest represents approximately 1,100 MWs of output.

Barclays Capital Inc. and Morgan Stanley & Co. LLC are serving as NRG’s financial advisors, and McGuireWoods LLP is serving as legal counsel.

Share Repurchase Update

On May 31, 2023, the NRG Board of Directors authorized $650 million in share repurchases to be initiated following the closing of the STP sale. This authorization, when combined with the approximately $350 million remaining under the existing share repurchase program, brings the total amount of share repurchases to be completed to $1 billion.

NRG reiterates its expectation to achieve its investment grade 2.50x to 2.75x corporate net debt to adjusted EBITDA credit metrics by late 2025 or 2026.

NRG to Host 2023 Investor Day

NRG plans to host its 2023 Investor Day on Thursday, June 22, 2023, at 9:00 am Eastern Time. A live webcast of the event, including presentation materials, will be posted on NRG’s website at www.nrg.com under the ‘investors’ section. The event will be archived on the site for those unable to listen in real-time.

PRESS RELEASE

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to certain risks, uncertainties and assumptions and typically can be identified by the use of words such as “expect,” “estimate,” “should,” “anticipate,” “forecast,” “plan,” “guidance,” “outlook,” “believe” and similar terms. Although NRG believes that the expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the SEC at www.sec.gov.

About NRG

NRG Energy is a leading energy and home services company powered by people and our passion for a smarter, cleaner, and more connected future. A Fortune 500 company operating in the United States and Canada, NRG delivers innovative solutions that help people, organizations, and businesses achieve their goals while also advocating for competitive energy markets and customer choice. More information is available at www.nrg.com. Connect with NRG on Facebook and LinkedIn, and follow us on Twitter, @nrgenergy.

Media:

Laura Avant

713.537.5437

Laura.avant@nrg.com

Investors:

Brendan Mulhern

609.524.4767

Investor.relations@nrg.com